Exhibit 10.1

Subaward #25-A0-00-1016064

OA#00005616

Subaward Agreement (Cost Reimbursable)
Institution/Organization (“University”) Name: New York University, on behalf of its Grossman School of Medicine Address: Sponsored Research Operations One Park Avenue, 6th FL New York, NY 10016		Institution/Organization (“Collaborator”) Name: Clene Nanomedicine, Inc. Address: 6550 S Millrock Drive, Suite G50, Salt Lake City, UT 84121 UEI No. SPPAJ9E6CK65 EIN No.: 32-0446164
Prime Award No 7U01NS136023-03 FAIN: U01NS136023		Subaward No. 25-A0-00-1016064 Project #276219
Awarding Agency National Institutes of Health (NIH)/National Institute of Neurological Disorders and Stroke		Assistance Listing Number. 93.853
University Principal Investigator Jinsy A. Andrews, MD		Collaborator Principal Investigator Benjamin Greenberg, M.D
Subaward Period of Performancess 9/1/2025 – 8/31/2026		Amount Funded this Action $8,043, 660.83	Est. Total (if incrementally funded)
Estimated Project Period (if incrementally funded) 9/1/2025 – 8/31/2027
Project Title: Intermediate-sized Expanded Access Protocol for CNM-Au8 in Amyotrophic Lateral Sclerosis (ALS)		Federal Award Issue Date: 11/18/2025 (REVISED)
Check all that apply ☒ Reporting Requirements (Att 4) ☒ Subject to FFATA (Att 3B) ☐ Cost Sharing (Att 5)
Terms and Conditions

1) University hereby awards a cost reimbursable subaward, as described above, to Collaborator. The statement of work and budget for this subaward are (check one): ☐ as specified in Collaborator’s proposal dated ______; or: ☒ as shown in Attachment 5. In its performance of subaward work, Collaborator shall be an independent entity and not an employee or agent of University.

2) University shall reimburse Collaborator not more often than monthly for allowable costs. All invoices shall be submitted using Collaborator’s standard invoice, but at a minimum shall include current and cumulative costs (including cost sharing), Subaward Number, Purchase Order number and certification as to truth and accuracy of invoice as required in 2 CFR 200.415. Invoices that do not reference University’s Subaward Number and Purchase Order # (to be provided by University to Collaborator after subaward agreement has been fully executed) shall be returned to Collaborator. Invoices and questions concerning invoice receipt or payments should be directed to the appropriate party’s Financial Contact, as shown in Attachment 3A

3) A final statement of cumulative costs incurred, including cost sharing, marked “FINAL,” must be submitted to University’s Financial Contact NOT LATER THAN sixty (60) days after subaward end date. The final statement of costs shall constitute Collaborator’s final financial report.

4) All payments shall be considered provisional and subject to adjustment within the total estimated cost in the event such adjustment is necessary as a result of an adverse audit finding against Collaborator. University reserves the right to reject an invoice, in accordance with 2 CFR 200.305.

5) Matters concerning the technical performance of this subaward should be directed to the appropriate party’s Principal Investigator as shown in Attachment 3A. Technical reports are required as shown above, “Reporting Requirements.”

6) Matters concerning the request or negotiation of any changes in the terms, conditions, or amounts cited in this subaward agreement, and any changes requiring prior approval, should be directed to the appropriate party’s Administrative Contact, as shown in Attachment 3A. Any such changes made to this subaward agreement require the written approval of each party’s Authorized Official, as shown in Attachment 3A.

7) Substantive changes made to this subaward agreement require the written approval of an authorized signatory of both University and Collaborator.

8) Each party shall be responsible for its negligent acts or omissions and the negligent acts or omissions of its employees, officers, or directors, to the extent allowed by law.

9) Either party may terminate this subaward agreement with thirty (30) days written notice to the appropriate party’s Administrative Contact, as shown in Attachment 3A. University shall pay Collaborator for termination costs as allowable under Uniform Guidance, 2 CFR 200 or 45 CFR Part 74 Appendix IX, “Principles for Determining Costs Applicable to Research and Development under Grants and Contracts with Hospitals” as applicable.

10) No-cost extensions require the approval of University. Any requests for a no-cost extension should be addressed to and received by the Administrative Contact, as shown in Attachment 3A, not less than thirty (30) days prior to the desired effective date of the requested change.

11) The subaward agreement is subject to the terms and conditions of the Prime Award and other special terms and conditions, as identified in Attachments 1 and 2.

12) By signing below Collaborator makes the certifications and assurances shown in Attachments 1 and 2.

By an Authorized Official of UNIVERSITY:		By an Authorized Official of COLLABORATOR:
/s/ Samantha Ebel	3/13/2026	/s/ Rob Etherington	3/12/2026
Name: Samantha Ebel, Title: Director, OSR Contracts	Date	Name: Rob Etherington Title: CEO	Date

Subaward #25-A0-00-1016064

OA#00005616

Attachment 1

Subaward Agreement

By signing this subaward agreement (the “Subaward Agreement”), the authorized official of COLLABORATOR certifies, to the best of his/her knowledge and belief, that:

General Certification of Compliance with Applicable Laws & Regulations

Collaborator certifies that it will perform the work under this agreement in accordance with the terms of this agreement, the applicable terms of the Prime Award, federal, state and local law, rules and regulations, including Collaborator’s policies. Collaborator will furnish copies of any required regulatory approvals as stated herein. Any approvals not specifically referenced herein will be made available upon request.

Collaborator hereby certifies that it has established administrative procedures to review allegations of scientific misconduct and that such procedures conform to federal regulations. Additionally, Collaborator agrees to cooperate fully with any proceedings, inquiries or investigations as requested by University or the Awarding Agency.

Work Involving Human & Animal Subjects

Collaborator agrees that any human and/or animal subjects research protocol conducted under this Agreement shall be reviewed and approved by a duly authorized Institutional Review Board (IRB) and/or its Institutional Animal Care and Use Committee (IACUC), as applicable and that it will maintain current and duly approved research protocols for all periods of the Agreement involving human and/or animal subjects research. Collaborator certifies that the applicable IRB and/or IACUC has been authorized in full compliance with applicable state and federal laws and regulations. Collaborator certifies that any submitted IRB / IACUC approval represents a valid, approved protocol that is entirely consistent with the project associated with this Subaward Agreement. In no event shall Collaborator invoice or be reimbursed for any human or animal subjects related expenses incurred in a period where any applicable IRB / IACUC approval is not properly in place.

Export Controls:

Collaborator shall perform this Subaward Agreement in accordance with all U.S. export control and trade sanctions laws and regulations applicable to Collaborator’s operations. Collaborator understands that University is subject to United States laws and regulations controlling the export or transfer of technical data, computer software, laboratory prototypes and other items, and that its obligations hereunder are contingent on compliance with applicable U.S. export laws and regulations. Both parties agree not to transfer any export controlled items or technology without prior approval by the receiving party. Both parties agree to cooperate in securing any export license that may become necessary in connection with this Subaward Agreement, consistent with the terms of this paragraph. The parties further agree that in the event that export license is required, the party requiring such a license shall be responsible for the cost of obtaining such license.

Data Sharing and Public Access Policy

Collaborator agrees to comply with the Federal Award Agency’s data sharing and public access policy requirements as well as any Data Management/Sharing Plan submitted to the Federal Awarding Agency.

Certification Regarding Lobbying

1) No Federal appropriated funds have been paid or will be paid, by or on behalf of Collaborator, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement.

2) If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or intending to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Federal contract, grant, loan, or cooperative agreement, Collaborator shall complete and submit Standard Form -LLL, “Disclosure Form to Report Lobbying,” to University.

3) Collaborator shall require that the language of this certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all collaborators shall certify and disclose accordingly.

This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed by section 1352, title 31, U. S. Code. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for each such failure.

Debarment, Suspension, and Other Responsibility Matters

Collaborator certifies by signing this Subaward Agreement that none of Collaborator, Principal Investigator/Project Director, its principals, or any other employee or student participating in this project are presently debarred, suspended, proposed for debarment, declared ineligible, voluntarily or otherwise excluded from or ineligible for participation in federal department, agency, assistance programs or activities.

Audit and Access to Records

Collaborator certifies by signing this Subaward that it complies with the Uniform Guidance, will provide notice of the completion of required audits and any adverse findings which impact this subaward as required by parts 200.501-200.521, and will provide access to records as required by parts 200.336, 200.337, and 200.338 as applicable. The University will accept a program specific audit as outlined in federal guidance standards under 2 CFR 200.501 if the Collaborator meets the requirements.

Insurance

During the term of this Subaward Agreement, Collaborator shall keep and maintain in full force and effect the following insurance coverage:

(i)	Worker’s Compensation covering all Collaborator’s employees, in accordance with the laws of any state in which Collaborator maybe required to provide workers compensation insurance.
(ii)	Comprehensive general liability with limits of no less than $1,000,000 as to any one person and $2,000,000 aggregate for bodily injury and property damage insurance.
(iii)	Automobile Public Liability Insurance, where applicable, covering injuries or death of persons with limits of no less than $500,000 per person and $500,000 per one incident and Automobile Property Damage Insurance with limits of no less than $500,000 per incident.
(iv)	General Property Damage Insurance with limits of no less than $100,000 per incident.

Such insurance shall be issued by insurance companies satisfactory to University. Certificates of insurance shall be provided to University upon execution of this Subaward Agreement. Before Collaborator changes any such policy or its coverage, including without limitation the termination thereof, Collaborator shall notify University no later than thirty (30) days prior to such change. Any change that would adversely offset the protection of University by reducing the coverage available to University below the applicable level specified in this Article shall constitute a material breach of this Subaward Agreement by Collaborator.

Use of Name

Neither party to this Subaward Agreement shall, without the prior written approval of the other party, use the name, symbol or marks of the other party or its affiliates, or any abbreviations thereof, or the name of any staff member, employee or student of the other party, in any promotion, advertising, press release or other form of publicity. All requests for use of the name or logo of NYU, NYU Langone Health or any affiliate must be approved by the NYU Langone Health Office of Communications and Public Affairs. Requests must be submitted to the following e-mail address for consideration at least five business days prior to the date on which a response is needed: news@nyulangone.org.

Conflict of Interest

1) Collaborator shall not engage in any personal, business or professional activity which conflicts or could conflict with any of their obligations in relation to this Subaward Agreement. Collaborator shall notify University immediately of any such actual or potential conflict together with recommendations as to how the conflict can be avoided.

2) Collaborator must promote objectivity in research by establishing standards to ensure that the design, conduct and reporting of research funded under NIH-funded awards are not biased by a conflicting financial interest of an Investigator. The term “Investigator means the project director or principal Investigator and any other person, regardless of title or position, who is responsible for the design, conduct, or reporting of research funded by the PHS, or proposed for such funding, which may include, for example, collaborators or consultants.

3) Collaborator certifies that it has a written and enforced administrative policy and process, in accordance with 42 CFR Part 50, Subpart F, to identify and manage, reduce or eliminate financial conflicts of interest, and that Collaborator has informed or will inform Investigators of the conflict of interest policy and of the Investigators’ responsibilities, and that its conflict of interest policy SHALL BE APPLIED to its performance of this Project. Collaborator will amend its conflict of interest policy from time to time in order to ensure ongoing compliance with applicable regulations throughout the term of this Subaward Agreement.

4) Collaborator shall report to University any conflicts of interest relating to its work under this Subaward Agreement prior to beginning such work and within thirty (30) days of any subsequent disclosure. Such reports shall include a description of the conflict of interest and a description of the steps taken by Collaborator to manage, reduce or eliminate the conflict of interest. Collaborator must comply with these and all other aspects of 42 CFR Part 50, Subpart F, as amended and in effect from time to time, including any policy revision in order to comply with such regulation as published in the Federal Register on August 25, 2011, 76 Fed. Reg. 53,256. These requirements also apply to the subgrantees, contractors or collaborators engaged by Collaborator under this Subaward Agreement. The NIH website http://grants.nih.gov/grants/policy/coi/index.htm provides additional information.

Publication

Collaborator agrees that any publication, press release or other document that result from work under this Subaward Agreement will include the following statement: “Research reported in this publication was supported by the National Institute Of Neurological Disorders And Stroke of the National Institutes of Health under Award Number 7U01NS136023. The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Institutes of Health.”

Contractor Employee Whistleblower Rights and Requirement to Inform Employees of Whistleblower Rights

This Subaward Agreement and employees working on this Subaward Agreement will be subject to the whistleblower rights and remedies in the pilot program on contractor employee whistleblower protections established at 41 U.S.C. 4712 by section 828 of the National Defense Authorization Act for Fiscal Year 2013 (Pub. L.112-239) and FAR 3.908. Collaborator is hereby notified that they are required to: inform their employees working on any Federal award that they are subject to the whistleblower rights and remedies of the pilot program; inform their employees in writing of employee whistleblower protections under 41 U.S.C §4712 in the predominant native language of the workforce; and include such requirements in any agreement made with a subcontractor or subgrantee.

Prohibition on Certain Telecommunication and Video Surveillance Services or Equipment

Pursuant to 2 CFR 200.216, Collaborator will not obligate or expend funds received under this subaward agreement to: (1) procure or obtain; (2) extend or renew a contract to procure or obtain; or (3) enter into a contract (or extend or renew a contract) to procure or obtain equipment, services, or systems that uses covered telecommunications equipment or services (as described in Public Law 115-232, section 889) as a substantial or essential component of any system, or as a critical technology as part of any system.

Subcontractors/subawardees and Federal Award Compliance

The Collaborator represents and warrants that it shall be responsible for all sub awardees, subcontractors, participating sites that receive federal funds under the study to comply with all applicable federal laws related to the subaward including those expressly outlined in this Subaward. The Collaborator shall establish the necessary safeguards, policies and procedures to fulfill this obligation. The University shall not be responsible for any acts or omissions of the Collaborator and/or its sub awardees, subcontractors, participating sites in connection with the performance of the study, including their respective compliance with applicable federal obligations.

Subaward #25-A0-00-1016064

OA#00005616

Attachment 2

Subaward Agreement

NIH Prime Award Terms and Conditions

Agency-Specific Certifications/Assurances

1.	By signing this Subaward Agreement, Collaborator makes the certifications and assurances specified in the Research Terms and Conditions found at: https://www.nsf.gov/awards/managing/rtc.jsp

General Terms and Conditions as of the effective date of this Subaward Agreement:

1.

Conditions on activities and restrictions on the expenditure of federal funds in appropriations acts are applicable to this Subaward Agreement to the extent those restrictions are pertinent. This includes any recent legislation noted on the NIH Award Conditions website: http://grants.nih.gov/policy/notices.htm

2.	2 CFR 200 and 45 CFR Part 75

3.	The NIH Grants Policy Statement, including addenda in effect as of the beginning date of the period of performance (http://grants.nih.gov/grants/policy/nihgps/nihgps.pdf).

4.

Collaborator assures, by signing this Subaward Agreement, that all Collaborator’s personnel who are responsible for the design and conduct of projects involving human research participants have successfully completed their institutional training in accordance with NIH Human Subjects Policies and Guidance (https://humansubjects.nih.gov/nih-human-subjects-policies-guidance). Collaborator also assures that human subjects approval (#Pro00073211) or animal subjects approval (#________) are current, as applicable. Collaborator will attach or provide approvals as soon as they become available.

5.	Interim Research Terms and Conditions found at: https://www.nsf.gov/awards/managing/rtc.jsp and Agency Specific Requirements, except for the following:
a.

The right to initiate an automatic one-time extension of the end date provided by Article 25(c)(2) of the Research Terms and Conditions is replaced by the need to obtain prior written approval from University;

b.	The payment mechanism and the financial reporting requirements described in the applicable Federal Awarding Agency Terms and Conditions and Agency-Specific Requirements are replaced with (1) through (4) of this Subaward Agreement; and
c.	Any prior approvals are to be sought from University and not the Awarding Agency.

6. Title to equipment as defined in 2 CFR 200.1costing $5,000 or more that is purchased or fabricated with research funds or Collaborator cost sharing funds, as direct costs of the project or program, shall unconditionally vest in Collaborator upon acquisition without further obligation to the Awarding Agency subject to the conditions specified in 2CFR 200.313.

7. Treatment of Program Income: : ☒ Additive ☐ Other, University specify alternative from NIH Agreement

Special Terms and Conditions:

1.	Copyrights

Collaborator ☒ grants / ☐ shall grant (check one) to University an irrevocable, royalty-free, non-transferable, non-exclusive right and license to use, reproduce, make derivative works, display, and perform publicly any copyrights or copyrighted material (including any computer software and its documentation and/or databases) first developed and delivered under this Subaward Agreement solely for the purpose of and only to the extent required to meet University’s obligations to the Federal Government under its Prime Award.

2.	Data Rights

Collaborator grants to University the right to use data created in the performance of this Subaward Agreement solely for the purpose of and only to the extent required to meet University’s obligations to the Federal Government under its Prime Award.

3.	Automatic Carry Forward: ☐Yes ☒No

(If No, Carry Forward requests must be sent to University’s Principal Investigator and Administrative Contact, as shown in Attachment 3A).

4.	ThisSsubaward supersedes all prior agreements, terms, conditions, and understandings, whether oral or written.

Pursuant to 2 C.F.R. § 315(c) the provisions of 37 C.F.R. § 401.14, Standard Patent Rights Clause, apply to this subaward except that in that clause the term “Contractor” shall mean “Collaborator”.

In the performance of this Subaward, Collaborator may use background intellectual property, which it developed at private expense prior to the subaward, including the inventions listed in Attachment 6 hereto and related technical data (the “Background IP”). However, Collaborator (1) does not and will not grant any licenses to the University or the Government in the Background IP, either express or implied; and (2) none of the inventions listed in Attachment 6 or any improvements thereto shall be considered an invention made in the performance of the subaward under 37 C.F.R. § 401.14 (i.e., a “Subject Invention”). Collaborator is not required to deliver any Background IP or any other proprietary data hereunder until and unless the recipient agrees to safeguard for the protection of the confidentiality of the data that are satisfactory to Collaborator.

Subaward #25-A0-00-1016064

OA#00005616

Attachment 3A

Subaward Agreement Contacts

[Omitted pursuant to Regulation S-K, Item 601(a)(5). We agree to furnish supplementally a copy of such omitted materials to the SEC upon request.]

Subaward #25-A0-00-1016064

OA#00005616

Attachment 3B

Subaward Agreement

Place of Performance & Highest Compensated Officers

[Omitted pursuant to Regulation S-K, Item 601(a)(5). We agree to furnish supplementally a copy of such omitted materials to the SEC upon request.]

Subaward #25-A0-00-1016064

OA#00005616

Attachment 4

Subaward Agreement

Reporting Requirements

[Omitted pursuant to Regulation S-K, Item 601(a)(5). We agree to furnish supplementally a copy of such omitted materials to the SEC upon request.]

Subaward #25-A0-00-1016064

OA#00005616

Attachment 5

Subaward Agreement

Budget & Statement of Work

(Cost Reimbursable)

[Omitted pursuant to Regulation S-K, Item 601(a)(5). We agree to furnish supplementally a copy of such omitted materials to the SEC upon request.]